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                                                               Exhibit 23(d)(15)

                        INVESTMENT SUB-ADVISORY AGREEMENT

      THIS INVESTMENT SUB-ADVISORY AGREEMENT ("Agreement"), made and effective as of this 1st day of October, 2004 by and between Roszel Advisors, LLC, a Delaware limited liability company (the "Advisor"), and Fayez Sarofim & Co., a Texas corporation (the "Sub-Advisor").

      Advisor and Sub-Advisor agree as follows:

1. Advisor engages the services of Sub-Advisor in connection with the Advisor's management of the Roszel/Fayez Sarofim Large Cap Core Portfolio (the "Portfolio") of MLIG Variable Insurance Trust (the "Trust"). Pursuant to this Agreement and subject to the oversight, supervision by and ultimate responsibility of the Advisor and the officers and the Board of Trustees of the Trust, Sub-Advisor shall manage the investment and reinvestment of the assets of the Portfolio that Advisor shall, from time to time, direct.

2. Sub-Advisor accepts appointment by Advisor in the foregoing capacity and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

3. In particular, Sub-Advisor shall furnish continuously an investment program for the Portfolio and shall determine from time to time in its discretion the securities and other investments to be purchased or sold or exchanged and what portions of the Portfolio shall be held in various securities, cash or other investments. In this connection, Sub-Advisor shall provide Advisor and the officers and Trustees of the Trust with such reports and documentation as the latter shall reasonably request regarding Sub-Advisor's management of the Portfolio assets.

4. Sub-Advisor shall carry out its responsibilities under this Agreement in compliance with: (a) the Portfolio's investment objective, policies and restrictions as set forth from time to time in the Trust's registration statement filed with the United States Securities and Exchange Commission (such registration statement as it exists from time to time being the "Registration Statement"), provided that the expression of the Portfolio's investment objective, policies and restrictions set forth in the Registration Statement has been approved in writing by the Sub-Advisor, (b) such policies or directives as the Trustees may from time to time establish or issue and communicate to the Sub-Advisor in writing, provided that such policies and directives are acceptable to Sub-Advisor, and (c) applicable law and related regulations. Advisor shall promptly notify Sub-Advisor in writing of changes to (a) or (b) above and shall notify Sub-Advisor in writing of changes to (c) above promptly after Advisor becomes aware of such changes.

Subject to any contrary instructions provided by Advisor, Sub-Advisor shall be responsible to ensure that the Portfolio: (a) complies with the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, (the "Code") and regulations issued thereunder as these apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued, and (b) continuously qualifies as a regulated investment company under Sub-Chapter M of the Code. It is agreed for purposes of this Agreement that if the Portfolio is invested in compliance with the diversification requirements of Section 817(h) of the Code and regulations issued thereunder as such authorities apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued and in a manner that would permit the Portfolio to continuously qualify as a regulated investment company under Sub-Chapter M of the Code, the Sub-Advisor shall be deemed to have discharged its duties under the preceding sentence, and Sub-Advisor shall have no duties with respect to the investment of any other part or parts of the Trust.

      Sub-Advisor shall not consult with sub-advisers of other investment portfolios of the Trust, concerning transactions in securities or other portfolio investments of the Portfolio or of other investment portfolios of the Trust.

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 5. Sub-Advisor shall take all actions with respect to the Portfolio assigned to
Sub-Advisor for management as provided in this Agreement that Sub-Advisor considers necessary to implement the investment policies of the Portfolio as these relate to the portion of the Portfolio, so assigned for management by Sub-Advisor, and in particular, to place all orders for the purchase or sale of securities or other investments for the Portfolio with brokers or dealers selected by it, and to that end, Sub-Advisor is authorized as the agent of the Trust to give instructions to the Trust's custodian as to deliveries of securities or other investments and payments of cash for the account of the Portfolio. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Portfolio, except where Advisor, the Trust instruct Sub-Advisor to place orders with a particular broker or dealer, Sub-Advisor is directed at all times to seek to obtain best execution and price within the policy guidelines determined by the Trustees and set forth in the Trust's Registration Statement, subject to the matters covered in the next paragraph.

      To the extent permitted by the policy guidelines set forth in the Registration Statement, Sub-Advisor is authorized to consider, in the selection of brokers and dealers to execute portfolio transactions, not only the available prices and rates of brokerage commissions, but also other relevant factors which may include, without limitation: (a) the execution capabilities of such brokers and dealers, (b) research, custody and other services provided by such brokers and dealers that the Sub-Advisor believes will enhance its general portfolio management capabilities, (c) the size of the transaction, (d) the difficulty of execution, (e) the operational facilities of such brokers and dealers, (f) the risk to such a broker or dealer of positioning a block of securities, and (g) the overall quality of brokerage and research services provided by such brokers and dealers. In connection with the foregoing, Sub-Advisor is specifically authorized to pay those brokers and dealers who provide brokerage and research services to it a higher commission than that charged by other brokers and dealers if the Sub-Advisor determines in good faith that the amount of such commission is reasonable in relation to the value of such services in terms of either the particular transaction or in terms of Sub-Advisor's overall responsibilities with respect to the Portfolio and to any other client accounts or portfolios which Sub-Advisor advises. The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise.

      In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to investments of the Portfolio, when instructed to do so by either the Trust or the Advisor, if Sub-Advisor is instructed to place orders with one or more brokers or dealers identified by the Advisor, the Trust or the Trustees (including brokers or dealers who are affiliated persons of the Trust or Advisor), Sub-Advisor is authorized to follow such instructions, and Sub-Advisor will follow such instructions. The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise. Advisor, acting in its own behalf and on behalf of the Trust and the Trustees, acknowledges and understands that if Sub-Advisor follows such instructions, the execution costs may be greater than those execution costs that would result if Sub-Advisor were not so instructed.

      Sub-Advisor also is authorized to aggregate purchase and sale orders for securities held (or to be held) in the Portfolio with similar orders being made on the same day for other client accounts or portfolios managed by Sub-Advisor. When an order is so aggregated: (a) the actual prices applicable to the aggregated transaction will be averaged and the Portfolio and each other account or portfolio participating in the aggregated transaction shall be treated as having purchased or sold its portion of the securities at such average price, and (b) all transaction costs incurred in effecting the aggregated transaction shall be shared on a pro-rata basis among the accounts or portfolios (including the Portfolio) participating in the transaction. Advisor

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recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolio.

      When recommending or effecting a transaction in a particular security or investment for more than one client account or portfolio (including the Portfolio), Sub-Advisor may allocate such recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that Sub-Advisor considers equitable.

6. Sub-Advisor's services under this Agreement are not exclusive. Sub-Advisor may provide the same or similar services to other clients. Advisor acknowledges that, except when transactions for multiple clients are aggregated, transactions in a specific security or other investment may not be recommended or executed at the same time or price for all client accounts or portfolios (including the Portfolio) for which that security or investment is recommended or executed. This Agreement does not require Sub-Advisor to give priority to the Portfolio over other client accounts or portfolios.

7. For all purposes of this Agreement, Sub-Advisor shall be, and shall be deemed to be, an independent contractor. Sub-Advisor shall, unless otherwise expressly provided or authorized in this Agreement, have no authority to act for or represent the Advisor, the Trust, or the Portfolio or otherwise be deemed an agent of the Advisor, the Trust or the Portfolio.

8. Sub-Advisor or an affiliated person of Sub-Advisor may not act as broker for the Portfolio in connection with the purchase or sale of securities or other investments for the Portfolio. Such brokerage services are not within the scope of the duties of Sub-Advisor under this Agreement. Sub-Advisor or its affiliated persons may not receive brokerage commissions, fees or other remuneration from the Portfolio or the Trust for brokerage services.

9. Advisor delegates Advisor's discretionary authority to exercise voting rights with respect to the securities and other investments in the Portfolio to the Sub-Advisor. Sub-Advisor shall exercise these voting rights in accordance with the Proxy Voting Policy of Fayez Sarofim & Co. and Affiliates and the Proxy Voting Procedures of Fayez Sarofim & Co. and Affiliates (collectively, the "Proxy Voting Policies and Procedures") unless and until Advisor revokes this delegation. Advisor may revoke this delegation at any time without cause. Sub-Advisor shall maintain and preserve a record, in an easily-accessible place for a period of not less than three years, of the Proxy Voting Policies and Procedures, and of the Sub-Advisor's actual votes, and shall supply this record to the Advisor, or any representative of the Advisor designed in writing by Advisor, upon the written request of Advisor or Advisor's designated representative, as appropriate.

10. Nothing in this Agreement shall require Sub-Advisor to take or receive physical possession of cash, securities or other investments of the Portfolio. All such matters shall be the responsibility of other appropriate persons.


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11. Sub-Advisor is registered as investment adviser with the U.S. Securities and Exchange Commission under the Advisors Act. Sub-Advisor shall remain so registered throughout the term of this Agreement and shall notify Advisor immediately if Sub-Advisor ceases to be so registered.

12. Sub-Advisor: (a) is duly organized and validly existing under the laws of the State of Texas with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the Investment Company Act of 1940, as amended, (the "1940 Act") or the Advisors Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated in this Agreement, and (e) will promptly notify Advisor of the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to
Section 9(a) of the 1940 Act.

13. Advisor: (a) is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted, (b) has the authority to enter into and perform the services contemplated by this Agreement, (c) is not prohibited by the 1940 Act or the Advisors Act from performing the services contemplated by this Agreement, (d) has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated in this Agreement and (a) will promptly notify Sub-Advisor of the occurrence of any event that would disqualify it from serving as an investment advisor to an investment company pursuant to Section 9(a) of the 1940 Act. Advisor represents that the Trust is (and during the term of this Agreement, will remain) registered as an open-end management investment company under the 1940 Act and that the shares of the Trust representing an interest in the Portfolio are (and during the term of this Agreement will remain) registered under the Securities Act of 1933 and under any applicable state securities laws.

14. Sub-Advisor will have adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will make available on or before October 1, 2004, and will continue to make available after such date to Advisor and the Trust with a copy of the Code of Ethics, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president of Sub-Advisor shall certify to Advisor or the Trust that Sub-Advisor has complied with the requirements of Rule 17j-1 and Rule 204A-1 during the previous quarter and that there have been no violations of the Code of Ethics or, if such a violation has occurred, that appropriate action in the judgement of Sub-Advisor has been taken in response to such violation. Upon written request of Advisor or the Trust, Sub-Advisor shall permit representatives authorized by Advisor or the Trust, or both, to examine the reports (or summaries of the reports) required to be made to Sub-Advisor by Rule 17j-1(c)(1) and Rule 204A-1(b)(1) and other records evidencing enforcement of the Code of Ethics.

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15. For the services rendered, the facilities furnished and the expenses assumed by Sub-Advisor, Advisor shall pay Sub-Advisor at the end of each month a fee based on the average daily net assets of the Portfolio at the following annual rates:

                        0.35% on the first $200 million
                                      and
                   0.27% on amounts in excess of $200 million

Sub-Advisor's fee shall be accrued daily at 1/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of the Portfolio shall be determined in the manner and on the dates set forth in the current prospectus of the Trust, and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined. In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within thirty business days of the date of termination.

      During any period when the determination of net asset value is suspended, the net asset value of the Portfolio as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value of the immediately preceding day for each succeeding business day until the net asset value of the immediately preceding day can again be determined.

16. Sub-Advisor hereby undertakes and agrees to maintain for the Portfolio or the Trust, in the form and for the period required by Rule 31a-2 under the 1940 Act, all books and records relating to the Sub-Advisor's activities with respect to the Portfolio's investments that are required to be maintained by paragraphs
(b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940
Act, it being agreed that such books and records may be in original form or on
(a) micrographic medium or (b) electronic storage medium, including any digital storage medium or system (the "Advisor Records"). Sub-Advisor agrees that the Advisor Records are the property of the Trust and further agrees to surrender the Advisor Records promptly to the Advisor or the Trust upon the Advisor's or the Trust's request (provided, however, that Sub-Advisor may retain copies of such records). The Sub-Advisor shall make the Advisor Records available to the Advisor or the Trust or either of their authorized representatives, within five business days of a written request, during regular business hours at Sub-Advisor's offices. Advisor and the Trust, or either of their authorized representatives shall have the right to copy any such records.

     Advisor understands and agrees that the Sub-Advisor may maintain books and records relating to the Sub-Advisor's activities with respect to the Portfolio's investments that are required by Rule 204-2 or any other provision of the Advisers Act and may also maintain any other records desired by the Sub-Advisor relating to such activities (the "Sub-Advisor Records"). Advisor agrees that the Sub-Advisor Records are the property of the Sub-Advisor Advisor and the Trust, or representatives of either designated in writing to Sub-Advisor, shall have the right to copy at their expense any Sub-Advisor Records which pertain to the Portfolio or the Trust. Advisor and Sub-Advisor agree that a book or a record may be both an Advisor Record and a Sub-Advisor Record.

     The Advisor Records and the Sub-Advisor Records shall be produced to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of such a request by properly authorized government representatives, Sub-Advisor shall notify Advisor of such request in order to secure Advisor's consent to Sub-Advisor's production of the Advisor Records; provided, however, that if time constraints imposed by properly authorized government representatives do not allow such notifications or consent by Advisor, Sub-Advisor shall comply with the request of the properly authorized government representatives. In the event of the termination of this Agreement, originals or exact copies of all of the Advisor Records shall be delivered to Advisor or the Trust (provided, however, that Sub-Advisor may retain copies of the Advisor Records in the event that the originals are so delivered). Sub-Advisor agrees that the policies and procedures established by the Sub-Advisor for managing client accounts such as the Portfolio, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state regulations governing the sub-advisor/client relationship and management and operation of the Portfolio, shall be made available for inspection by Advisor and the Trust, or their representatives designated in writing by either or both of Advisor and the Trust, not less frequently than annually and during Sub-Advisor's reasonable business hours.

     Each of Advisor and Sub-Advisor agrees to cooperate with the other in furnishing Advisor Records or Sub-Advisor Records as necessary to comply with any legal, governmental or regulatory requirement. If, as a result of any lawsuit, court proceeding, regulatory proceeding, or governmental or administrative matter or any regulatory examination or investigation or other proceeding, it is necessary for one of the parties to this Agreement to produce the original of an Advisor Record or a Sub-Advisor Record that is in the possession of the other party, such other party agrees to promptly furnish such record to the appropriate party.

     It is agreed that Sub-Advisor (a) shall not be required to maintain records relating to the computation from time to time of the net asset value of the Portfolio, nor shall Sub-Advisor have any duties or responsibilities with respect to the computation of the net asset value of the Portfolio; (b) shall not be required to prepare or cause to be prepared any financial statements pertaining to the Portfolio; (c) shall not be required to maintain or keep any records relating to corporate matters, by-laws, minutes or governance of the Trust or the Portfolio; (d) shall not have any duties or responsibilities to maintain or keep any records, or be in any way involved in, any determination as to whether a director or Trustee or legal counsel for the Trust was disinterested or not; and (e) shall not have any duties or responsibilities in any way for the compliance of the Portfolio or the Trust with the 1940 Act or the Securities Act of 1933 except as expressly otherwise provided in this Agreement. All such matters shall remain and shall be the responsibility of the Advisor. Sub-Advisor agrees to provide the certifications reasonably requested by the Trust with respect to information to be included in regulatory filings, including forms N-CSR and N-Q. Notwithstanding the first sentence of this paragraph, the Sub-Advisor will cooperate with the Advisor and will provide to the Advisor all information which the Sub-Advisor possesses which the Advisor needs in order to discharge its retained duties pursuant to the second sentence of this paragraph upon the reasonable request of the Advisor; provided, however, such cooperation will not be required to the extent that it results in unreasonable or additional burdens or cost to the Sub-Advisor.

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17. Sub-Advisor agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except as (a) authorized in this Agreement, (b) specifically authorized by Advisor or the Trust, (c) authorized by SEC Regulations S-P and
(d) required by federal or state regulatory authorities.

      Sub-Advisor may disclose the investment performance of the Portfolio, provided that such disclosure does not reveal the identity of the Advisor, the Portfolio or the Trust. Sub-Advisor may, however, disclose that Advisor, the Trust and the Portfolio are its clients, provided that such disclosure does not reveal the investment performance or the composition of the Portfolio.

18. In the absence of willful misfeasance, bad faith or gross negligence on the part of Sub-Advisor or its officers, trustees or employees, or reckless disregard by Sub-Advisor of its duties under this Agreement (together, "disabling conduct"), Sub-Advisor shall not be liable to Advisor, the Portfolio, the Trust or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Notwithstanding the foregoing, breach by the Sub-Advisor of the second paragraph of section 4 hereof is deemed to be disabling conduct.

19. Sub-Advisor agrees to indemnify and defend Advisor, its officers, trustees, partners, employees and any person who controls Advisor for any loss or expense (including attorneys' fees) arising out of any claim, demand, action, suit or proceeding arising out of any actual or alleged material misstatement or omission relating to disclosure about Sub-Advisor provided to Advisor by Sub-Advisor in (a) the Registration Statement, (b) any proxy statement relating to the Portfolio, or (c) any communication to current or prospective investors in the Portfolio.


      Sub-Advisor agrees to indemnify and defend Advisor, its officers, trustees, partners, employees and any person who controls Advisor for any loss or expense (including attorneys' fees) arising out of any claim, demand, action, suit or proceeding arising out of the Sub-Advisor's failure to ensure that the
Portfolio: (a) complies with the diversification requirements of Section 817(h) of the Code and regulations issued thereunder as these apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued, and (b) continuously qualifies as a regulated investment company under Sub-Chapter M of the Code. It is agreed for purposes of this indemnification and all other provisions of this Agreement that if the Portfolio assigned to Sub-Advisor for management as provided in this Agreement is invested in compliance with the diversification requirements of Section 817(h) of the Code and regulations issued thereunder as such authorities apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued and in a manner that would permit such portion of the Portfolio to continuously qualify as a regulated investment company under Sub-Chapter M of the Code, then Sub-Advisor shall be deemed to have discharged its duties under the preceding sentence. Provided, however, that the Sub-Advisor is not responsible for the consequences of following any instructions given by the Advisor with respect to the composition of or transactions with respect to the Portfolio.

20. Advisor agrees to indemnify and defend Sub-Advisor, its officers, trustees, partners, employees and any person who controls Sub-Advisor for any loss or expense (including attorneys' fees) arising out of any claim, demand, action, suit or proceeding arising out of any actual or alleged material misstatement or omission in (a) the Registration Statement, (b) any proxy statement relating to the Portfolio, or (c) any other communication to current or prospective investors in the Portfolio (other than a misstatement or omission relating to disclosure about Sub-Advisor approved by the Sub-Advisor or provided to Advisor or the Trust by Sub-Advisor).

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21. Subject to Sub-Advisor's advance approval as described in this paragraph, the Sub-Advisor agrees to permit Advisor and the Trust to use its name, along side the Advisor's name, in the Portfolio's name and in descriptions of the Portfolio, as these appear in the Trust's prospectus(es) and/or sales literature, in each case related to the Portfolio, provided, however, that Advisor and the Trust shall immediately cease such use of Sub-Advisor's name in the event that this Agreement is terminated. Advisor and Trust shall provide Sub-Advisor the opportunity to review and approve all uses of Sub-Advisor's name and all statements regarding Sub-Advisor in any Portfolio description, prospectus, or sales literature. Advisor shall not (a) publish or disseminate any statements regarding Sub-Advisor, or (b) use Sub-Advisor's name, unless Sub-Advisor has approved such publication, dissemination or use in writing in advance. Sub-Advisor shall not unreasonably withhold approval of such publication, dissemination or use by Advisor or the Trust of Sub-Advisor's name. Advisor and the Trust shall defend, indemnify, and hold Sub-Advisor harmless from and against any loss or expense (including attorneys' fees) arising out of or related to the unauthorized use of Sub-Advisor's name by Advisor and/or the Trust.


22. This Agreement shall not become effective unless and until it is approved by the Board of Trustees of the Trust, including a majority of Trustees who are not parties to this Agreement or interested persons of any such party to this Agreement, and, to the extent required by law, a majority of the outstanding shares of the class of the Trust's stock representing an interest in the Portfolio. This Agreement shall come into full force and effect on the date which it is so approved. This Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by (a) the Trustees or by the vote of a majority of the outstanding shares of the class of stock representing an interest in the Portfolio, and (b) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

23. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time without the payment of any penalty, by the Trustees, or by vote of a majority of the outstanding shares of the class of stock representing an interest in the Portfolio on sixty days written notice to the Advisor and Sub-Advisor, or by either of Advisor or Sub-Advisor, on sixty days written notice to the other. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the investment advisory agreement between Advisor and the Trust regarding the Advisor's management of the Portfolio.

24. This Agreement may be amended by the parties only if such amendment is specifically approved by (a) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and (b) if required by applicable law, a majority of votes attributable to the outstanding Trust shares of the class representing an interest in the Portfolio.

25. The terms "assignment", "affiliated person" and "interested person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term "majority of the outstanding shares of the class" means the lesser of (a) 67% or more of the votes attributable to shares of such class present at a meeting if more than 50% of the votes attributable to such shares are present or represented by proxy or (b) more than 50% of the votes attributable to shares of such class.

26. This Agreement shall be construed in accordance with laws of the State of Delaware, and applicable provisions of the Advisers Act and 1940 Act.

27. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date first above written.

                                  Roszel Advisors, LLC

                                  By  /s/ John Manetta
                                    ---------------------------
                                  Name: John Manetta
                                  Title: President

ATTEST:

-----------------------------

                                  Fayez Sarofim & Co.

                                  By: /s/ Raye G. White
                                     ---------------------------
                                  Name: (Mrs.) Raye G. White
                                  Title: Executive Vice President

ATTEST:

-----------------------------